Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

EF Hutton Acquisition Corporation I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one share of common stock, $0.0001 par value, and one redeemable warrant and on right(2)	Rule 457(o)	11,500,000	$10.00	$115,000,000	0.0000927	$10,660.50
	Equity	Shares of common stock included as part of the units(3)	Rule 457(g)	11,500,000	—	—	—	—	(4)
	Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)	11,500,000	—	—	—	—	(4)

	Equity	Rights included as part of the Units(3)	Rule 457(g)	11,500,000	—	—	—	—	(4)

Fees to be Paid	Equity	Ordinary shares underlying the Rights included as part of the Units	Rule 457(o)	1,437,5000	$10.00	$14,375,000	0.0000927	$1,332.56

	Equity	Ordinary shares underlying the Redeemable warrants included as part of the Units)	Rule 457(g)	11,500,000	11.50			—	(4)

	Total Offering Amounts					$129,375,000		$11,993.06

	Total Fees Previously Paid							$10,660.50

	Total Fee Offset

	Net Fee Due							$1,332.56

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Includes 1,500,000 units that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any. Such units include 1,500,000 shares of common stock, 1,500,000 redeemable warrants and 1,500,000 rights.

(3)	Pursuant to Rule 416 under the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.